December 12, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by Affinity Media International Corp. under Item 4.01 of its Form 8-K/A amending its Form 8-K dated December 1, 2008.  We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Affinity Media International Corp. contained therein.

Very truly yours,

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp

/pm